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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement"), made this 10th day of October, 2003, by and between Yankee L.L.C., a Delaware limited liability company which will change its name to Roadway L.L.C. following the Merger (the "Company"), and James D. Staley (the "Executive") to become effective on the Effective Date.

                              W I T N E S S E T H:

     WHEREAS, the Board of Directors of Yellow Corporation, a Delaware corporation ("Yellow"), the sole member of the Company, has approved the employment of the Executive by the Company on the terms and conditions set forth in this Agreement;

     WHEREAS, the Company was formed in connection with the contemplated merger (the "Merger") of Roadway Corporation, a Delaware corporation ("Roadway"), with and into the Company pursuant to the Agreement and Plan of Merger dated as of July 8, 2003, entered into by and among Yellow, the Company and Roadway.

     WHEREAS, the Executive is willing, for the consideration provided, to enter into employment with the Company on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

     1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth in this Agreement. The Executive agrees that as of the Effective Date (as defined below), the Change In Control Severance Agreement (the "Severance Agreement"), dated as of May 30, 2003, and entered into by and between Roadway Corporation, a Delaware corporation, and the Executive, will be terminated in all respects, and the Executive agrees that he shall not be entitled to any payments thereunder, in particular under Sections 4 or 5 of the Severance Agreement as a result of the Merger or any event which has heretofore occurred or which might occur hereafter.

     2. Term. The term of this Agreement (the "Term of Employment") shall be for five (5) years from the date of the closing of the Merger (the "Effective Date"), and ending on the date of termination of the Executive's employment determined pursuant to Section 5, 6 or 7, whichever shall be applicable; and the consequences of such termination will be determined pursuant to Section 5, 6 or 7, whichever shall be applicable. If the Executive continues to be employed by the Company after the Term of Employment, the parties hereto agree that the Executive's employment status with the Company will be that of an employee-at-will.

     3. Position and Duties. The Executive shall serve as President and Chief Executive Officer of the Company, and shall have such responsibilities and authority as commensurate with such offices and as may from time to time be prescribed by the Company. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

     4. Compensation. During the period of the Executive's employment, the Company shall provide the Executive with the following compensation and other benefits:


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     (a) Base Salary. The Company shall pay to the Executive a base salary at the initial rate of $500,000 per annum, which shall be payable in accordance with the standard payroll practices of the Company. Such base salary rate shall be reviewed annually in accordance with Yellow's normal policies beginning in calendar year 2005; provided, however, that, except as provided in Section 4(f), at no time during the Term of Employment shall the Executive's base salary be decreased from the rate then in effect.

     (b) Annual Bonus. The Executive shall participate in the annual cash incentive compensation program established and maintained by the Company at a target level of 100% of base salary. The plan will be administered in accordance with plan provisions.

     (c) Restricted Stock. The Company will grant to the Executive, as provided in this Section 4(c), restricted shares representing Common Stock (as defined below) of Yellow; provided, however, that such restricted shares shall vest at the rate of (i) 33 1/3% on the first anniversary of the grant of any such restricted shares; (ii) 33 1/3% on the second anniversary of the grant of any such restricted shares; and (iii) 33 1/3% on the third anniversary of the grant of any such restricted shares. The parties agree that the Executive will receive restricted shares on the later to occur of (i) January 2, 2004, and (ii) the closing of the Merger, with a fair market value as of the date of grant (the "Initial Grant Date") equal to $1,000,000, and that the Executive will receive restricted shares on the first, second, third and fourth anniversaries of the Initial Grant Date, with a fair market value as of the date of each grant equal to $500,000. The fair market value for this purpose shall be determined based on the closing price of a share of common stock of Yellow ("Common Stock") as reported on the NASDAQ National Market System as of the close of trading on the day preceding any such grant of restricted shares. With respect to succeeding years, the Compensation Committee of the Board of Directors of Yellow shall determine the number of restricted shares, if any, to be granted to the Executive and the terms and conditions of any such restricted shares.

     (d) Executive Performance Plan. The Executive will participate in Yellow's long-term incentive plan, at a target level of 175% of base salary. The administration of such plan will be in accordance with plan provisions.

     (e) Other Benefits. In addition to the compensation and benefits otherwise specified in this Agreement, the Executive (and, if provided for under the applicable plan or program, his spouse) shall be entitled to participate in, and to receive benefits under, the Company's employee benefit plans and programs that are or may be available to senior executives generally and on terms and conditions that are no less favorable than those generally applicable to other senior executives of the Company. The parties hereto agree that at no time during the term of this Agreement shall the Executive's compensation, awards, or participation in or benefits received under any benefit plans and programs in which the Executive participates be decreased except (i) in connection with across-the-board reductions similarly affecting substantially all senior executives of Yellow or the Company, or (ii) with the written consent of the Executive. The Executive shall be treated as having satisfied any otherwise applicable waiting period requirement for coverage under Yellow's disability insurance plan, effective as of the Effective Date.


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     (f) Expenses. The Executive shall be entitled to prompt reimbursement of all reasonable expenses incurred by him in performing services hereunder, provided he properly accounts therefore in accordance with the policies of the Company.

     (g) Office and Services Furnished. The Company shall furnish the Executive with office space, secretarial assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties hereunder.

     (h) Car Allowance. During the Term of Employment, the Company shall pay to the Executive an automobile allowance of no less than Eight Hundred Dollars ($800) per month, which amount shall be increased proportionately in connection with any across-the-board increase affecting substantially all senior executives of Yellow and the Company.

     (i) Financial Planning Allowance. During the Term of Employment, the Company shall pay to the Executive a financial planning allowance of no less than Seven Thousand Dollars ($7,000) per year, which amount shall be increased proportionately in connection with any across-the-board increase affecting substantially all senior executives of Yellow and the Company.

     (j) Retiree Medical. The Executive shall be entitled to coverage under the Company's retiree medical plan (or, if the Company's retiree medical plan is terminated, under a comparable plan maintained by Yellow or the Company). Additionally, the Company agrees that any pre-existing condition limitation under the terms of the Company's retiree medical plan (or any comparable plan pursuant to which coverage is provided under this Section 4(j)) shall be waived with respect to the Executive's participation in such plan. The benefits provided to the Executive under this Section 4(j) will be reduced to the extent comparable benefits are actually received by the Executive from another employer following the end of the Term of Employment during the period for which benefits are being provided to the Executive under this Section 4(j). Any such benefits actually received by the Executive shall be reported by the Executive to the Company.

5.    Termination of Employment by the Company.

     (a) Termination for Cause. The Company may terminate the Executive's employment for Cause (as defined below). The Company shall exercise its right to terminate the Executive's employment for Cause by giving him written notice of termination specifying in reasonable detail the circumstances constituting such Cause. In the event of such termination of the Executive's employment for Cause, the Executive shall be entitled to receive (i) his base salary pursuant to
Section 4(a) and any other compensation and benefits to the extent actually earned through the date of termination pursuant to this Agreement or any benefit plan or program of Yellow or the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits and (ii) any amounts owing under Section 4(f). In addition, in the event of such termination of the Executive's employment for Cause, all unvested


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restricted shares of Yellow Common Stock held by the Executive at the effective date of such termination shall be forfeited. Except as provided in Section 10, the Executive shall receive no other compensation or benefits from the Company. For purposes of this Agreement, the term "Cause" means Executive's (a) gross negligence in the performance of Executive's duties, (b) intentional and continued failure to perform Executive's duties, (c) intentional engagement in conduct which is materially injurious to the Company, Yellow or any subsidiary of Yellow (monetarily or otherwise), (d) act or acts of dishonesty resulting in material personal gain to the Executive at the expense of the Company, or (e) conviction of a felony, which, in the case of clauses (a), (b) or (c) has not been cured within thirty (30) days after a written demand for substantial performance is delivered to Executive by the Company, which demand specifically identifies the conduct which the Company asserts to constitute Cause. For purposes of the definition of Cause, an act or failure to act on the part of Executive will be deemed "intentional" only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company, and no act or failure to act on the part of Executive will be deemed "intentional" if it was due primarily to an effort in judgment or negligence.

     (b) Termination as a Result of a Disability. If the Executive incurs a Permanent and Total Disability, as defined below, the Company may terminate the Executive's employment by giving him written notice of termination at least thirty (30) days before the date of such termination. In the event of such termination of the Executive's employment because of Permanent and Total Disability the Executive shall be entitled to receive the benefits described in
Section 8. For purposes of this Agreement, the Executive shall be considered to have incurred a "Permanent and Total Disability" if he is unable to engage in any substantial gainful employment by reason of any materially determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months. The existence of such Permanent and Total Disability shall be evidenced by such medical certification as the Secretary of the Company shall require and shall be subject to the approval of the Compensation Committee of the Board of Directors of the Company.

     (c) Termination Without Cause. The Company may terminate the Executive's employment at any time and for any reason, other than for Cause or because of Permanent and Total Disability, by giving him a written notice of termination to that effect at least thirty (30) days before the date of termination. In the event of such termination of the Executive's employment without Cause, the Executive shall be entitled to the benefits described in Section 8.

6.   Termination of Employment by the Executive.

     (a) Termination for Good Reason. To the extent provided in this Section 6, the Executive may terminate his employment for Good Reason, after the third anniversary of the Effective Date, by giving the Company a written notice of termination at least thirty (30) days before the date of such termination specifying in reasonable detail the circumstances constituting such Good Reason. In the event of the Executive's


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termination of his employment for Good Reason after the third anniversary, the
Executive shall be entitled to the benefits described in Section 8. For purposes of this Agreement, "Good Reason" shall have occurred if either Yellow undergoes a "Change of Control" (as defined in the Change of Control Agreement (as defined below)), or if the Company shall:

          (i) assign to the Executive any duties inconsistent with the Executive's position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company in effect on the date hereof or otherwise make any change in any such position, authority, duties or responsibilities;

          (ii) remove the Executive from, or fail to re-elect or appoint the Executive to, any duties or position with the Company or any of its affiliates that were assigned or held by the Executive on the date hereof, except that a nominal change in the Executive's title that is merely descriptive and does not affect rank or status shall not constitute such an event;

          (iii) take any other action that results in a diminution in such position, authority, duties, status or responsibilities or otherwise take any action that interferes therewith;

          (iv) reduce the Executive's annual base salary as in effect on the date hereof or as the Executive's annual base salary may be increased from time to time hereafter (the "Base Salary");

          (v) reduce the Executive's annual bonus to an amount less than one hundred percent (100%) of the Executive's base salary at any time on or prior to the third anniversary of the Effective Date;

          (vi) relocate the Executive's principal office by more than fifty (50) miles from its present location without Executive's consent;


          (vii) fail to (x) continue in effect any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement (such policies, plans, programs and arrangements collectively being referred to herein as "Basic Benefit Plans"), including, but not limited to, any deferred compensation, supplemental executive retirement or other retirement income, stock option, stock purchase, stock appreciation, or similar policy, plan, program or arrangement of Yellow or the Company, in which the Executive was a participant on the date hereof, unless an equitable and reasonably comparable arrangement (embodied in a substitute or alternative benefit or plan) shall have been made with respect to such Basic Benefit Plan, or (y) continue the Executive's participation in any Basic Benefit Plan (or any substitute or alternative plan) on substantially the same basis, both in terms of the amount of benefits provided to the Executive (which are in any event always subject to the terms of any applicable Basic


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     Benefit Plan) and the level of the Executive's participation relative to other participants, as existed on the date hereof;

          (viii) fail to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's other Executive benefit plans, policies, programs and arrangements, including, but not limited to, life insurance, medical, dental, health, hospital, accident or disability plans, in which the Executive was a participant on the date hereof;

          (ix) fail to provide the Executive with the number of paid vacation days to which the Executive was entitled in accordance with the Company's vacation policy in effect on the date hereof;

          (x) fail to continue to provide Executive with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) (y) that are both commensurate with Executive's responsibilities to and position with the Company on the date hereof and not materially dissimilar to the office space, related facilities and support personnel provided to other Executives of the Company having comparable responsibility to the Executive, or (z) that are physically located at the Company's principal executive offices;

          (xi) give effective notice of an election to terminate or not to renew at the end of the term or extended term of any employment agreement Executive has or may in the future have with the Company in accordance with the terms of any such agreement; or

          (xii) purport to terminate the Executive's employment by the Company for any reason other than Cause.

     (b) Termination Following a Change of Control. Within thirty (30) days of the Effective Date, the Executive will enter into an Executive Severance Agreement (the "Change of Control Agreement") in substantially the same form as the other senior executives of Yellow and its subsidiaries, and the Executive shall be entitled to such additional benefits as provided under the Change of Control Agreement upon a Change of Control (as such term is defined in the Change of Control Agreement) of Yellow.

     (c) Other Termination. The Executive may terminate his employment at any time and for any reason, other than pursuant to subsection (a) or (b) above, by giving the Company a written notice of termination to that effect at least thirty (30) days before the date of termination. In the event of the Executive's termination of his employment pursuant to this subsection (c), the Executive shall be entitled to receive only (i) his base salary pursuant to Section 4(a) and any other compensation and benefits to the extent actually earned by the Executive pursuant to this Agreement through the termination date or any benefit plan or program of Yellow or the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits, and


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(ii) any amounts owing under Section 4(f). In addition, in the event of the
Executive's termination of his employment pursuant to this subsection (c), all unvested restricted shares of Yellow Common Stock held by the Executive at the time of such termination shall be forfeited. Except as provided in Section 9, the Executive shall receive no other compensation or benefits from Yellow or the Company.

     7. Termination of Employment By Death. In the event of the death of the Executive during the course of his employment hereunder, the Executive's estate shall be entitled to receive the benefits and payments enumerated under Section 8.

     8. Benefits Following Certain Terminations of Employment. If the Executive's employment with the Company shall terminate (i) because of termination by the Company pursuant to Section 5(c) and not for Cause, (ii) as a result of the Executive's death, (iii) under Section 5(b) or (iv) under Section 6(a), the Executive (or in the case of death his estate) shall be entitled to the following:

          (a) The Company shall pay to the Executive as a severance benefit an amount equal to the Severance Bonus (as defined in Section 9). Such severance benefit shall be paid in a lump sum within thirty (30) days after the date of such termination of employment.

          (b) The Company shall pay to the Executive his base salary pursuant to
     Section 4(a) through the termination date and, subject to the further provisions of this Section 8, any other compensation and benefits to the extent actually earned by the Executive under this Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits.

          (c) The Company shall pay the Executive any amounts owing under
     Section 4(f).

          (d) The Company shall pay to the Executive the prorated portion of his target bonus under the Company's target bonus plan for the fiscal year in which his termination of employment occurs, as if the target for the year of termination had been met under the terms of the target bonus plan. Such payment shall be made in a lump sum within thirty (30) days after the date of such termination of employment, and the Executive shall have no right to any further bonuses under said program.

          (e) During the period of twenty-four (24) months beginning on the date of the Executive's termination of employment, the Executive (and, if applicable under the applicable program, his spouse) shall remain covered by the employee benefit plans and programs that covered him immediately prior to his termination of employment as if he had remained in employment for such period, provided, however, that there shall be excluded for this purpose any plan or program providing payment for time not worked (including without limitation holiday, vacation, and long- and short-term disability). In the event that the Executive's participation in any such employee benefit plan or program is barred, the Company shall arrange to provide the Executive with substantially similar


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     benefits. Any medical insurance coverage for such two-year period pursuant to this subsection (f) shall become secondary upon the earlier of (i) the date on which the Executive begins to be covered by comparable medical coverage provided by a new employer, or (ii) the earliest date upon which the Executive becomes eligible for Medicare or a comparable Government insurance program.

          (f) All outstanding restricted shares granted under Section 4(c) of this Agreement and held by the Executive at the time of termination of his employment shall become fully vested upon such termination of employment.

          (g) If any payment or benefit received by or in respect of the Executive under this Agreement or any other plan, arrangement or agreement with the Company (determined without regard to any additional payments required under this subsection (h) and Appendix B of this Agreement) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to the Executive with respect to such Payment at the time specified in Appendix B an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive from the Payment and the Gross-up Payment, after reduction for any Excise Tax upon the payment and any federal, state and local income and employment tax and Excise Tax upon the Gross-up Payment, shall be equal to the Payment. The calculation and payment of the Gross-up Payment shall be subject to the provisions of Appendix B.

     9. Benefits Upon Termination Without Cause, for Good Reason, Death, or as a Result of a Disability. If the Executive's employment with the Company shall terminate because of termination by the Company without Cause, by the Executive for Good Reason, upon the death of the Executive or if the Executive incurs a Permanent and Total Disability, the Executive shall be entitled to a lump-sum payment equal to $3,000,000 less the value of the restricted shares granted to the Executive during the Term of Employment which have vested (the "Severance Bonus"), with the value of the restricted shares to be determined based on the lesser of (i) the fair market value of the restricted shares determined at the date of grant, or (ii) the fair market value of the restricted shares determined on the last day of the Term of Employment

     10. Entitlement To Other Benefits. Except as provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights to benefits that the Executive may have pursuant to any other plan or program of the Company.

     11. Confidentiality. The Executive agrees that at all times during and after the term of this Agreement, the Executive shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature of or concerning Yellow, the Company and its business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other intangible materials containing such


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information ("Confidential Information"), including without limitation, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including plans regarding entry into new geographic and/or product markets), and any customer lists, (ii) use the Confidential Information solely in connection with the services performed for the Company and for no other purpose, (iii) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied to disclosed to third parties, without the prior written consent of the Company, and (iv) observe all security policies implemented by the Company from time to time with respect to the Confidential Information. The Confidential Information shall not include any information which becomes generally available to the public or lawfully obtainable from other sources (except by reason of any unauthorized disclosure by the Executive). In the event that the Executive is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Executive shall provide the Company with prompt notice of such request or order so that the Company may seek to prevent disclosure. In the case of any disclosure, the Executive shall disclose only that portion of the Confidential Information that he is ordered to disclose. The Executive agrees further that at all times during and after the term of this Agreement, the Executive will not engage in any conduct that is injurious to the Company's reputation and interests, including, but not limited to, making disparaging comments (or inducing or encouraging others to make disparaging comments) about the Company or any of the Company's directors, officers, employees or agents or the Company's operations, financial condition, prospects, products or services.

     12. Non-Competition.

          (a) Agreement Not To Compete. In exchange for receiving the grants of restricted shares described in Section 4(c), the Executive acknowledges that the Executive has received information and gained knowledge from the Company, including, but not limited to, trade secrets, customer lists, methods, processes, techniques, plans, strategies, proposals, costs, profits, systems and other confidential or proprietary information of Yellow and the Company. The Executive acknowledges that this information and knowledge is valuable to Yellow and the Company and, therefore, its protection and maintenance constitute a legitimate interest to be protected by the Company by this covenant not to compete. Therefore, the Executive agrees during the Term of Employment and continuing for two (2) years thereafter (the "Noncompete Period"), the Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder (other than as a shareholder of securities of a publicly held corporation of which the Executive owns less than one percent (1%) of any class of outstanding securities), corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is competitive with the businesses conducted by Yellow, the Company or subsidiaries of Yellow with respect to asset or non-asset based transportation services (the "Company's Business") within the geographic areas of North America where the Company's Business is so conducted. The Executive represents to the Company that the enforcement of the restriction contained in this Section 12 would not be unduly burdensome to the Executive. The Executive further represents and acknowledges that the Executive has willingly entered into this agreement not to compete and understands its scope and impact.

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          (b) Injunctive Remedies. The Executive agrees that a breach or violation of this covenant not to compete by the Executive shall entitle Yellow or the Company, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which Yellow or the Company may show itself justly entitled. Further, the Executive agrees that during any period in which the Executive is in breach of this covenant not to compete, the time period of this covenant shall be extended for the amount of time that the Executive is in breach hereof.

          (c) Non-Solicitation. In addition to the restrictions set forth in paragraph (a) of this Section 12, the Executive agrees that for the Noncompete Period, the Executive will not, either directly or indirectly,
     (i) make known to any person, firm or corporation that is engaged in the Company's Business the names and addresses of any of the suppliers or customers of Yellow or the Company, potential customers of Yellow or the Company upon whom Yellow or the Company has called upon in the last twelve
     (12) months or contacts of Yellow or the Company or any other information pertaining to such persons, or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the suppliers or customers of Yellow or the Company, whether for the Executive or for any other person, firm or corporation.

          (d) No Hire. The Executive agrees that for the Noncompete Period the Executive will not, either directly or indirectly, (i) solicit for employment or employ, or allow any corporation or business entity controlled directly or indirectly by or affiliated with the Executive to solicit for employment or employ, any person that at that time is, or at any time during the past six months immediately preceding such time was, an employee, consultant or agent of Yellow or the Company, or (ii) make known to any person, firm or corporation that is engaged in the Company's Business, or executive recruiting or search firms that have clients engaged in the Company's Business, the names of any person that at that time is, or at any time during the past six months immediately preceding such time was, an employee, consultant or agent of Yellow or the Company.

     13. Arbitration.

          (a) Arbitration of Disputes. Any dispute between the parties hereto arising out of, in connection with, or relating to this Agreement or the breach thereof shall be settled by arbitration in Overland Park, Kansas, in accordance with the rules then in effect of the American Arbitration Association ("AAA"). Arbitration shall be the exclusive remedy for any such dispute except only as to failure to abide by an arbitration award rendered hereunder. Regardless of whether or not both parties hereto participate in the arbitration proceeding, any arbitration award rendered hereunder shall be final and binding on each party hereto and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The party seeking arbitration shall notify the other party in writing and request the AAA to submit a list of five (5) or seven (7) potential arbitrators. In the event the parties do not agree upon an arbitrator, each party shall, in turn, strike one arbitrator from the list, the Company having the first strike, until only one


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     arbitrator remains, who shall arbitrate the dispute. The parties shall have the opportunity to conduct reasonable discovery as determined by the arbitrator, and the arbitration hearing shall be conducted within thirty
     (30) to sixty (60) days of the selection of an arbitrator or at the earliest date thereafter that the arbitrator is available or as otherwise set by the arbitrator.

          (b) Indemnification. If arbitration occurs as provided for herein and the Executive is warded more than the Company has asserted is due him or otherwise substantially prevails therein, the Company shall reimburse the Executive for his reasonable attorneys' fees, costs and disbursements incurred in such arbitration and hereby agrees to pay interest on any money award obtained by the Executive from the date payment should have been made until the date payment is made, calculated at the prime interest rate of Bank of America, Inc., Kansas City, Missouri in effect from time to time from the date that payment(s) to him should have been made under this Agreement. If the Executive enforces the arbitration award in court, the Company shall reimburse the Executive for his reasonable attorneys' fees, costs and disbursements incurred in such enforcement.

     14. Indemnification. The Company shall provide the Executive with rights to indemnification by the Company that are no less favorable to the Executive than those set forth in Yellow's by-laws as in effect as of the Effective Date.

     15. Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his estate and the Company and any successor of the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

     16. Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     17. Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed sufficiently given if delivered by hand or mailed by registered mail, return receipt requested, to his residence in the case of the Executive and to its principal executive offices in the case of the Company. Either party may by giving written notice to the other party in accordance with this Section 15 change the address at which it is to receive notices hereunder.

     18. Controlling Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware.

     19. Changes to Agreement. This Agreement may not be changed orally but only in a writing, signed by the party against whom enforcement is sought.

     20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.


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

     IN WITNESS WHEREOF, the parties have executed this Agreement on the 10th of October, 2003.

EXECUTIVE:                                 ROADWAY L.L.C.


/s/ James D. Staley
---------------------------
James D. Staley                            By:    /s/ Daniel J. Churay
                                                  ------------------------------
                                           Name:  Daniel J. Churay
                                                  ------------------------------
                                           Title: Vice President and Secretary
                                                  ------------------------------




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